As filed with the Securities and Exchange Commission on September 5, 2023
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BRADY CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	39-0178960
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6555 West Good Hope Road
Milwaukee, Wisconsin	53223
(Address of principal executive offices)	(Zip Code)

BRADY CORPORATION 2023 OMNIBUS INCENTIVE PLAN
(Full title of the plan)

Ann E. Thornton	Copy to:
Chief Financial Officer, Chief Accounting	Jessica S. Lochmann
Officer and Treasurer	Foley & Lardner LLP
Brady Corporation	777 East Wisconsin Avenue
6555 West Good Hope Road	Milwaukee, WI 53202
Milwaukee, WI 53223
(Name and address of agent for service)

(414) 358-6600
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐	Emerging growth company	☐
Non-accelerated filer	☐	Smaller reporting company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to participants in the Brady Corporation 2023 Omnibus Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.Incorporation of Documents by Reference.
The following documents filed by Brady Corporation (the “Registrant”) (Commission File No. 001-14959) with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, are incorporated herein by reference:
(a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2023;
(b)The Registrant’s Current Report on Form 8-K dated September 5, 2023;
(c)The descriptions of the Company's common stock ("Common Stock") contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K, including any amendments or reports filed thereunder that update or otherwise modify such descriptions.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 4.Description of Securities.
Not applicable.
Item 5.Interests of Named Experts and Counsel.
Not applicable.
Item 6.Indemnification of Directors and Officers.
The Registrant is incorporated under the Wisconsin Business Corporation Law (the “WBCL”). The WBCL includes provisions providing for indemnification by a corporation of a director or officer against certain liabilities and expenses incurred by him or her in any proceeding (whether threatened, pending, or completed, and whether brought by the Registrant or any other person) to which he or she was a party because of being a director or officer. Under Section 180.0851(1) of the WBCL, the Registrant is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of the Registrant. In all other cases, the Registrant is required by Section 180.0851(2) of the WBCL to indemnify a director or officer against liabilities (including, among other things, judgments, penalties, fines and reasonable expenses) incurred in a proceeding to which such person was a party because he or she was an officer or director of the Registrant, unless it is determined that liability was incurred because he or she breached or failed to perform a duty to which he or she owes the Registrant and the breach or failure constitutes any of the following: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which he or she has a material conflict of interest; (ii) a violation of criminal law, unless he or she had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which he or she derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant’s Articles of Incorporation, By-Laws, a written agreement or a resolution of the Board of Directors or shareholders.
Section 180.0851(2)(c) of the WBCL specifies that the termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification is not required. Section 180.0853 of the WBCL permits the Registrant to pay or reimburse reasonable expenses as incurred if the director or officer affirms his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation and undertakes to make repayment to the extent it is ultimately determined that indemnification is not required.
Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.
Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.
Under Section 180.0833 of the WBCL, directors of the Registrant against whom claims are asserted with respect to the declaration of an improper dividend or other distribution to shareholders to which they assented are entitled to contribution from other directors who assented to such distribution and from shareholders who knowingly accepted the improper distribution, as provided therein.
The Registrant’s By-Laws contain provisions that generally parallel the indemnification provisions of the WBCL and cover certain procedural matters not dealt with in the WBCL. Directors and officers of the Registrant are also covered by directors’ and officers’ liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers.
Item 7.Exemption from Registration Claimed.
Not applicable.
Item 8.Exhibits.
The following exhibits are filed with or incorporated by reference in this Registration Statement:

Exhibit	Description	Incorporated Herein By Reference To	Filed Herewith

4.1	Restated Articles of Incorporation of the Registration	Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-04155), filed on May 21 1996.
4.2	By-Laws of the Registrant, as amended	Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed September 16, 2020.
4.3	Brady Corporation 2023 Omnibus Incentive Plan	Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed on September 5, 2023.
5.1	Opinion of Foley & Lardner LLP		X
23.1	Consent of Deloitte & Touche LLP		X
23.2	Consent of Foley & Lardner LLP		(Included in Exhibit 5.1)
24.1	Powers of Attorney		(Included in the Signature Pages)
107	Filing Fee Table		X

Item 9.Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
….
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
....
(c)Reference is made to the indemnification provisions described in Item 6 of this Registration Statement.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on September 5, 2023.

BRADY CORPORATION (Registrant)
By:	/s/ RUSSELL R. SHALLER
Russell R. Shaller
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Russell R. Shaller, Ann E. Thornton and Andrew T. Gorman, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.*

Signature	Title
/s/ RUSSELL R. SHALLER	President and Chief Executive Officer; Director
Russell R. Shaller	(Principal Executive Officer)
/s/ ANN E. THORNTON	Chief Financial Officer, Chief Accounting Officer and Treasurer
Ann E. Thornton	(Principal Financial Officer and Principal Accounting Officer)
/s/ PATRICK W. ALLENDER
Patrick W. Allender	Director
/s/ DAVID S. BEM
David S. Bem	Director
/s/ ELIZABETH P. BRUNO
Elizabeth P. Bruno	Director
/s/ JOANNE COLLINS SMEE
Joanne Collins Smee	Director
/s/ NANCY L. GIOIA
Nancy L. Gioia	Director
/s/ VINEET NARGOLWALA
Vineet Nargolwala	Director
/s/ BRADLEY C. RICHARDSON
Bradley C. Richardson	Director
/s/ MICHELLE E. WILLIAMS
Michelle E. Williams	Director
* Each of the above signatures is affixed as of September 5, 2023.
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